SUBSCRIPTION AGREEMENT

                NORTHWEST PASSAGE VENTURES LTD.
                     (A Nevada Corporation)
 509 - 207 West Hastings Street, Vancouver, BC, V6B 1H7, Canada

     The prospective purchaser who is signing below hereby tenders this Purchase Offer and applies for the purchase of the number of shares of common stock, $.0001 par value, set forth below, in Northwest Passage Ventures Ltd., (hereafter "Corporation") at a price of $0.10 per share and encloses a check, bank draft, or wire transfer of funds, payable to "Northwest Passage Ventures Ltd." in the amount set forth below for the stated number of shares. The prospective purchaser understands that these funds will be held by the Corporation for a period of up to 90 days (or an additional 90 days, if so extended by the Corporation, for a total of 180 days), from the date of the Prospectus. The prospective purchaser further understands that these funds may not be returned to the prospective purchaser. The prospective purchaser hereby acknowledges receipt of a copy of the Prospectus. The prospective purchaser further hereby represents and warrants as follows:

1. The prospective purchaser, if a person, is at least 21 years of age and, whether or not a person, has adequate means of providing for his current needs and personal or other contingencies and has no need for liquidity in his investments.

2. The prospective purchaser understands that this purchase offer does not become a purchase agreement unless payment submitted with the purchase offer is promptly paid by the bank upon which it is drawn and until the offer is accepted by a duly authorized officer or agent of the Corporation. The Corporation may accept or reject any or all of the offer.

3. The prospective purchaser hereby acknowledges and agrees that he/she is not entitled to cancel, terminate, or revoke this purchase offer or any agreements of the prospective purchaser hereunder and that the purchase agreements shall survive death, disability, or transfer of control of the prospective purchaser.

 MAKE CHECK PAYABLE TO:         NORTHWEST PASSAGE VENTURES LTD.

Executed this	day of		  ,200    , at				.
Dollar Amount of Purchase Offer: $	Number of Shares of Purchase Offer:


Address                                 Signature of Purchaser


Address                                 Print SURNAME of Purchaser


City / State                            Print FIRST name and initials of
                                        Purchaser


Country / Zip Code                      Taxpayer Identification or
 					Social Security Number


          Accepted By: NORTHWEST PASSAGE VENTURES LTD.

By:
Title:
Date: